Exhibit 5.1

March 31, 2025

Datavault AI Inc.

15268 NW Greenbrier Pkwy

Beaverton, Oregon 97006

Ladies and Gentlemen:

We have acted as counsel to Datavault AI, Inc., a Delaware corporation (the “Company”), in connection with the offering of (i) senior secured convertible notes having an aggregate principal amount of $5,555,555 (the “Initial Note”) and (ii) senior secured convertible notes having an aggregate principal amount of $11,111,110 (the “Additional Notes”, and together with the Initial Notes, the “Notes”) upon satisfaction of certain closing conditions applicable to the Initial Notes and Additional Notes, respectively. The Notes are convertible into shares (the “Conversion Shares,” and together with the Notes, the “Securities”) of common stock of the Company, par value $0.0001 per share (“Common Stock”) at an initial conversion price of $1.00 per share, which conversion price is subject to adjustment in accordance with the terms of the Notes.

The Securities are being sold pursuant to a prospectus supplement, dated March 31, 2025, and the accompanying base prospectus (together, the “Prospectus”) that form a part of the Company’s Registration Statement on Form S-3 (File No. 333-267211) (the “Registration Statement”), originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on September 1, 2022, and declared effective by the Commission on September 13, 2022, in accordance with the Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of March 31, 2025, by and among the Company and certain investors party thereto and a certain placement agency agreement (the “Placement Agency Agreement”), dated as of March 31, 2025, by and between the Company and Maxim Group LLC.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As counsel to the Company in connection with the issuance and sale of the Securities we have examined: (i) the Company’s certificate of incorporation, as amended, and bylaws, both as currently in effect; (ii) certain resolutions of the board of directors relating to the issuance and sale of the Securities; (iii) the Placement Agency Agreement; (iv) Securities Purchase Agreement; (v) the Notes; (vi) the Prospectus and the Registration Statement; and (vii) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and (iii) we render no opinion as to the effect of the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the State of New York.

Based upon and subject to the foregoing, it is our opinion that (i) the Notes, when issued and sold in accordance with the Securities Purchase Agreement, the Registration Statement and the Prospectus, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and (ii) the Conversion Shares have been duly authorized for issuance, and when issued and delivered in accordance with the Securities Purchase Agreement, the Registration Statement, the Prospectus and the Notes, the Conversion Shares will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, which forms a part of the Registration Statement and to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP